Exhibit 99.1

UNIFY ANNOUNCES REDUCTION IN DEBT

Company Applies for NASDAQ Listing

SACRAMENTO, Calif., March 4, 2008 - Unify Corp. (OTCBB: UFYC), a global provider of application modernization solutions, today announced that ComVest Capital LLC has converted approximately $1.1 million of debt into 226,000 shares of registered Unify common stock during the month of February, 2008. According to filings with the SEC, ComVest subsequently sold these 226,000 shares in the open market.

After the conversion of Note 1 announced in October 2007, the conversion of Notes 2 and 3 for ComVest Capital announced today, and the principal payments made by Unify prior to these conversions, the Company’s current convertible term debt balance as of today is $1.5 million. The Company also completely repaid its $1.85 million line of credit balance during February 2008, resulting in a zero balance as of today.

“The conversion of this debt to equity has increased our shareholders’ equity such that we believe we now meet all of NASDAQ’s listing requirements,” said Todd Wille, CEO of Unify. “We have filed our application with the NASDAQ and will work with NASDAQ to complete the application process. We believe the successful listing of Unify’s stock on NASDAQ will lead to increased liquidity for our shares by providing additional access to institutional investors.”

About Unify

Unify is a global provider of service-oriented architecture (SOA) enablement, application modernization and application enhancement solutions. The company has a rich heritage of delivering enterprise software and services for modernizing and maximizing the performance of applications and data while providing significant and measurable return on investment for customers. Unify’s market leading technologies help organizations drive business optimization, improve collaboration, increase customer service and reduce costs. Unify is headquartered in Sacramento, Calif., with offices in London, Munich, Paris, and Sydney. Visit www.unify.com or email us at info@unify.com.

5